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                                          April   , 1997

ContiFinancial Corporation
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

    We refer to the Registration Statement on Form S-3, Registration No. 333-21839 (the "Registration Statement") filed by ContiFinancial Corporation, a Delaware corporation (the "Company"), on February 14, 1997 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the amendments to the Registration Statement filed by the Company with the Commission on March 10, 1997 and March 28, 1997, respectively, relating to the offering of 6,440,000 shares (including up to 840,000 shares issuable by the Company upon exercise of the underwriters' over-allotment options) of the Company's common stock, par value $.01 per share (the "Common Stock"), registered for the sale thereunder.

    In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including all amendments thereto filed on or prior to the date hereof), the form of the United States Purchase Agreement included as
Exhibit 1.1 to the Registration Statement (the "U.S. Purchase Agreement"), the form of the International Purchase Agreement included as Exhibit 1.2 to the Registration Statement (the "International Purchase Agreement"), originals or copies certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as in effect on the date hereof, and records of certain of the Company's corporate proceedings. We also have examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

    Based upon the foregoing, it is our opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

    2. The Common Stock, when issued, delivered and paid for as contemplated in the Registration Statement, the U.S. Purchase Agreement and the International Purchase Agreement, will be duly authorized, validly issued, and fully paid and nonassessable.

    We are not members of any bar except that of the State of New York, and in expressing the opinions set forth above, we are not passing upon the laws of any jurisdiction other than laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,